EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


December 12, 2001



Nuveen Tax-Free Unit Trust, Series 1272
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1272
333 West Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1272


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1272 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

/s/ CARTER, LEDYARD & MILBURN

CARTER, LEDYARD & MILBURN